Exhibit 99.2

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 1

                                  CURON MEDICAL

                             Moderator: Larry Heaton
                                January 22, 2004
                                  3:30 p.m. CT

Operator: Thank you for standing by and welcome everyone to the Curon Medical fourth quarter 2003 earnings conference call. Today's call is being recorded.

      Now at this time, I'd like to turn the conference over to the President and Chief Executive Officer, Larry Heaton. Mr. Heaton, please go ahead.

Larry Heaton: Thank you and good afternoon. Welcome to the Curon conference call. Before we go any further, our lawyers have asked me as always to inform everyone listening to this conference call that certain of the matters that we will discuss today or answers we might give to any questions could constitute forward-looking statements that are subject to risks or uncertainties relating to our future financial or business performance.

      Our actual results could differ materially from those anticipated in these forward-looking statements. The factors that might affect our results are detailed in our periodic filings with the SEC including but not limited to those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations, Factors Affecting Future Results" in our quarterly report on form 10Q for the quarter ended September 30, 2003 filed with the SEC on November 12, 2003. You can access this document in

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 2

      the SEC's Edgar database found at www.sec.gov. Please note that we are under no obligation to update any of the forward-looking statements discussed today.

      Next, let me take a moment to introduce the people who are with me or on the call as we may turn to them during the question and answer session - Alistair McLaren, our Chief Financial Officer, our Controller, Christine Steele, Pat Rimroth, our Senior Vice President of Operations and R&D, David Smith, our Senior Vice President of Sales and Marketing, and Rachel Croft, our Vice President of Marketing.

      To review the results of the fourth quarter we will highlight the following areas - our financial results in earnings and revenues, sales and marketing, reimbursement, clinical publications, and the Secca System.

      First to the financial results. We'll start with sales revenue. Curon Medical had sales of $1,061,000 in the fourth quarter versus same quarter sales in 2002 of $841,000 and third quarter 2003 sales of $783,000. This represents a 26 percent increase versus the same quarter a year earlier and a 35 percent increase versus the prior quarter. When compared to the average quarterly sales over the last year or two years as annual sales were essentially flat year versus year of $855,000 then the fourth quarter performance reflects a 24 percent increase.

      In units for the fourth quarter, unit sales were 18 Stretta control modules and three Secca control modules plus the placement of one additional Stretta control module and four additional Secca control modules for evaluation meaning that we set up 19 new hospitals to perform Stretta procedures and seven new hospitals to perform Secca procedures during the quarter.

      Sales of disposables were 528 Stretta disposable catheters and 64 Secca disposable hand pieces. While some of these were associated with the placements of the control modules at new facilities, an important metric is the number ordered by our existing install base. With respect to

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 3

      these repeat catheter sales in the fourth quarter domestic repeat catheter sales or reorders by existing accounts in the United States rose to 403 catheters reflecting an increase of 24 percent versus the previous quarter.

      This marked the fourth consecutive quarter of improvement in this important category and reflected both an increase in the number of customers reordering for the fourth consecutive quarter and the average usage per installed system. We will be looking at these sales figures in greater detail in just a moment but let me say here that we are very happy to have broken the million dollar mark and to have set a record in orders received for the company during the fourth quarter.

      Now for the earnings. Net loss for the quarter was 24 cents per share versus a third quarter 2003 loss of 19 cents per share and a fourth quarter 2002 loss of 16 cents per share. A significant factor in the earnings for the quarter was the charge that we took in the fourth quarter for the tentative settlement of litigation against the company. In 2002, nearly two years after a procedure was performed during the Secca FDA open trial and just before the statute of limitations ran out we were surprised by a lawsuit filed by a patient in Philadelphia alleging an injury during her procedure.

      While we are not admitting liability in this settlement, we do feel that it's in the best interest of the company and its shareholders to resolve it in this matter rather than facing a jury in Philadelphia. While not yet finalized, our accountants advise that we needed to take the charge now. So it is reflected in the financial statements we have filed.

      For the full year 2003, net loss fell to 77 cents per share versus a net loss of 79 cents per share for 2002. This is inclusive of the six cents per share impact of the non-recurring charge associated with the settlement of the litigation in the fourth quarter. If that was excluded, on a pro-forma basis that would have been 71 cents per share loss for 2003 full year.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 4

      Now let's look at sales and marketing. Our leadership in sales and marketing which incidentally we calculated the other day has between the four of us in this area 88 years of experience in sales and marketing of medical devices mostly to general and colorectal surgeons. This leadership continues to focus on two key areas for business development - increasing disposable usage for both the Stretta and the Secca systems and increasing the number of placements of Stretta and of Secca control modules.

      On last quarter's call we said that with reimbursement, clinical support, and society engagement efforts well under way that sales execution would now be the key to drive success and was to be our central focus going forward. We were very pleased therefore with the sales results for the quarter, breaking the million dollar mark, and setting a record for orders received by the company in a single quarter.

      The changes that we have made in rebuilding the sales organization over the past year - the new people hired, the enhancements to the training protocol, and the promotions put in place - all combined to a successful performance and more importantly give us confidence in our belief that the efforts of the combined direct and indirect sales organizations are now on track to deliver steady, consistent sales growth.

      For the fourth quarter, the sales broke out as follows. Domestic - the domestic marketplace sales were $1,035,000 with the western area of the country generating $532,000 in sales and the eastern area generating $502,000 in sales. You may recall from earlier quarters that there is often a disparate performance in the two halves of the country. By uniting them under a single sales VP in the last quarter, we have reached parody east and west and will more than likely discontinue reporting east and west and rather report as a United States effort. But it is what I've reported.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 5

      While for strategic reasons we do not break out sales by direct versus indirect channels, we will again say that our indirect sales channel performed to our expectations in the fourth quarter and we anticipate continued growth for this segment of our business. On the international front, sales were a very modest $26,000, modest and frankly disappointing. As we are comfortable with our progress and momentum in the United States, we will now be able to focus a bit more on this segment of our business in the current quarter.

      We have had some good news from our French and South African distributors with respect to reimbursement coverage which lead us to raise our expectations for sales going forward in Europe. In Latin and South America and in Asia and the Far East generally, we have enthusiastic distribution partners in many countries with whom we are working to get regulatory approvals in place. These approvals should allow us to begin selling into these new channels in the first half of this year with modest results as we begin operations in the various countries.

      Our marketing focus continues to be the areas that we discussed on last quarter's call - specifically driving usage at the install base, engendering support from specialty thought leaders, efforts to create Stretta differentiation versus other (endoluminal) therapies, clinical data support, and the facilitation of cost effectiveness studies to assist in promoting coverage. And we're making good progress in all of the areas that we mentioned.

      I will break out one area here and that is in specialty society activities. At the upcoming meeting of the SAGES Organization, which is the Society of American Gastrointestinal and Endoscopic Surgeons, the Minimal Invasive Surgery Society - it has conducted a hands-on course for 90 surgeons who will be trained on the Stretta procedure amongst some other procedures that they're going to learn. And we are very pleased to be - have been asked to provide equipment and more importantly trainers for this important topic.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 6

      The ASGE, or the American Society for Gastrointestinal Endoscopy, has scheduled five courses throughout the year at their corporate headquarters training center in Chicago - or a suburb of Chicago more appropriately I should say - for 40 gastroenterologists each at which they will learn the Stretta procedure as well as other (endoluminal) procedures. We attended the first course in December and trained 18 gastroenterologists at that inaugural course and met with the leaders there not only of the course, but also of the ASGE totally.

      There is another course scheduled for this weekend. And we intend not only to attend these courses but as we move forward to help market this course to gastrointestinal specialists, both GI physicians and also surgeons, as we believe that the opportunity to have a direct head to head comparison of all of the (endoluminal) therapies in one place give us an excellent forum to gain adopters of the Stretta procedure.

      Now let's shift focus a bit to reimbursement. As we look beyond new capital sales our focus is on increasing usage by physicians with systems in place. And while training and field support are certainly factors in this issue, the most significant driver of ongoing usage continues to be reimbursement. In this area, our objectives have been to seek enhanced coding, coverage, and reimbursement for the product by facilitating movement along a continuum from non-coverage to coverage on a case by case basis to positive coverage.

      With respect to coding as previously reported, the significant milestone is the American Medical Association's intent to issue a category one CPT-1 code for the Stretta procedure effective January 1, 2005. That will publish in a preliminary rule - in a proposed rule on July 1 of this year and then will publish in a final rule in November. Now in the interim, a category three code, 0057T, became effective on January 1, 2004. And that's been well understood by the - by the marketplace. In fact, I just recently saw a publication call "Gastroenterology Coding Alert" that made GI coding specialists aware of this code and also mentioned throughout the article that it would make it much easier to code for the procedure.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 7

      In preparation of a CPT level one code, a (rucks) survey for physician labor assignment was completed last September. The survey was led by the Society of American Gastrointestinal Endoscopic Surgeons, or what I called earlier SAGES, in collaboration with the ASGE and the American College of Gastroenterology. A specific CPT code - a CPT-1 code for the Stretta procedure that will inevitably come about during the course of the year and will take effect January 1, 2005 is a significant indicator of market permanence. And important coding gap was recognized and has been successfully filled. Providers will be able to as of now with the CPT-3 code to use a single code to define the complete procedure removing a doctor's frustration, ambiguity, and confusion about procedural coding.

      With respect to coverage, we continue to report significant momentum in this area. As we began the year, we had no positive coverage policies in place and I mean as we began 2003. We did report two in the first quarter of 2003 and more throughout the year - 21 at the end of the second quarter, and 41 at the end of the third quarter. We'll now shift gears a bit as it becomes a bit confusing when we start adding the number of covered - as we add the number of states and carriers. And so we will shift to the metric that we reported last quarter which was covered lives.

      The aggregate total of covered lives is currently 20 million Americans, up from the 13.7 million Americans that we reported as having coverage for Stretta last quarter, again, not counting the federal employees that could be covered by selecting the National Association of Letter Carriers policy as their primary carrier. This 20 million people represents approximately
      8.4 percent of all covered lives in the United States which is obviously minimal penetration on the part of this total universe but does provide a significant market opportunity for Curon Medical.

      With respect to the market opportunity as we see it, it is a very significant number of procedures that could readily be done by practitioners obviously going to have an impact on reimbursement.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 8

      But I thought it might be interesting to share with you what our perspective of the total market for the Stretta procedure is in the near-term and then overall.

      Overall, there are 14 million Americans that suffer daily from GERD. 10 million of them are on proton pump inhibitors which are the drugs that - the little purple pills of the world if you will that are taken to stop or significantly reduce acid production in the stomach. Of course we know that none of the medications stop the reflux which is simply the backing up of the contents of the stomach up into the esophagus. When it's highly acidic, it causes some severe pain and discomfort such as erosive (esophagitis). But even if there's not a large presence of acid sometimes people's systems are regurgitation or pressure felt - discomfort associated with pressure from the reflux in the first place or in some cases just the bad taste of bile.

      And so what do the millions of Americans who do not get relief on PPIs do which is the most aggressive of the medical therapies or what about the 10 percent of Americans who try to take the proton pump inhibitor class of drugs and yet the side effects are so severe that they cannot tolerate them? Those 10 percent that cannot tolerate or the 15 - 10 to 15 percent that are refractory to the drugs, that's our overall market for the Stretta procedure.

      And what do they do now? What do they do before Stretta? Well up until now the gold standard has been the Nissen fundoplication. Nissen is the physician that developed the procedure and a fundoplication is simply the wrapping of the fundus of the top part of the stomach around the esophagus and suturing it together in place so that it stops the reflux in the first place just as we believe the Stretta procedure stops the reflux as well.

      Well in 2002, we believe that there are over 100,000 Nissen fundoplications performed. Those according to the clinical literature that's been published over the course of the last several years - for all of those patients, a very good alternative would be the Stretta procedure. It is minimally invasive relative to that open - or to that laparoscopically performed procedure and would

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                          Page 9

      represent an opportunity to gain the same clinical benefits without the invasiveness associated with the surgery which includes an admission to the hospital, two to three days stay, general anesthesia, two to three hour procedure, and two to three week recovery period with about a two percent incidence of pretty significant morbidity - never being able to belch, difficulty swallowing, things like that - in the best hands.

      So if you look at the 100,000 Nissens that are performed and realizing that only - that 20 percent of them would be anatomically ineligible for the Stretta procedure, that leaves the universe of 80,000 procedures that ought to be considered as their sort of a near-term opportunity for Stretta. You can readily convert these patients as they have already decided the drugs will not handle their problem, either they're intolerant or refractory, or they simply made a decision that they want to solve the root cause of the problem and not simply treat the symptoms.

      That's 80,000 procedures a year. What we also know from data that's been presented at SAGES by various institutions that perform Nissen fundoplications and from assessment by practitioners in this area that for every one patient that says yes to a Nissen fundoplication after being worked up and being given informed consent there are another one and a half patients that say "No thank you." So to that 100,000 Nissen universe, we add another 150,000 people who came into the surgeon's office, considered a Nissen, and said "No thanks."

      Now we also know that about 15 percent of those should not have either the Stretta or the Nissen. And we also know that 20 percent of those that could have the Stretta would be anatomically ineligible. And then when you do the math, that adds up to another 102,000 procedures that could easily be converted to a Stretta procedure. When you consider the fact that the Stretta procedure is done on an outpatient basis, takes about 45 minutes, and it's done under conscious sedation.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                         Page 10

      Each of these patients that is being worked up for an aggressive therapy like a laparoscopic Nissen has had an endoscopy as part of their diagnostic work up. An endoscopy is simply advancing a camera down the throat and checking out the esophagus to see what's going on. The Stretta procedure is performed in the same setting as that endoscopy was performed by the same physicians in many cases, by the same nursing team, with the same drugs, for the same level of conscious sedation.

      And so for the patient its level of invasiveness can be considered to be essentially the same. And so there's a very good opportunity for the physicians offering the Stretta procedure to convert many of these patients who previously declined a more aggressive laparoscopic Nissen fundoplication to the less invasive Stretta procedure. The evidence of the
      - the evidence of the opportunity is seen in looking at the history of the laparoscopic Nissen fundoplication.

      Prior to 1994, there were 15,000 open Nissens done which involved a very significant incision, basically stem to stern, so that the physician - the surgeon could gain access to the stomach. The same number of people had problems. Far fewer accepted the surgical outcome because it was so invasive. In the - in the almost 10 years or not nearly 10 years since 1994 when the milestone was reached that the Nissen fundoplication was converted from an open to a minimally invasive laparoscopic procedure by the introduction of new technology by U.S. Surgical, that conversion rate is nearly a 10-fold increase in less than 10 years.

      And so we see - we have evidence that when you - when you substitute a less invasive procedure for a more invasive procedure when performed by the same practitioner, you have an increase in adoption of the procedure itself. And we see the corollary between the conversion from open Nissen into lap Nissen as in lap Nissen to Stretta. Do the math. Add it up. There's a realistic near-term market opportunity for the Stretta procedure of 180,000 procedures which at a $1,000 revenue for the company each is $180 million market that we are going after for Stretta.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                         Page 11

      Negating factor primarily at this point is reimbursement and we're working hard on solving that problem. Every time that we increase the number of covered lives to a significant percentage we increase the number of patients who up until now either accepted a Nissen because it was paid for or declined a Nissen because it was too invasive who would now be very attractive candidates for the Stretta procedure. Overall in the area of reimbursement, we are pleased with the momentum that has been built and are confident that we'll be increasing successful in promoting appropriate reimbursement levels for physicians and facilities.

      Clinical publications - as we've talked about previously an underlying foundation for positive decisions on reimbursement is that the procedure is safe and efficacious as well as durable. During the recent quarter, we are pleased to report that several clinical presentations were made adding to the considerable body of peer review to evidence in this area. At the American College of Gastroenterology meeting in Baltimore in October, Dr. (Alvarro Ramonday) and colleagues, an early adopter of the Stretta procedure who has performed over 200 procedures to date, presented data regarding long-term experience with the Stretta procedure, reporting on 50 patients followed an average of 2.6 years.

      In his practice, 81 percent of patients with initial symptom improvement remained symptom free at an average of 2.6 years with some patients followed to three years. In most of the remaining patients, recurrence was a much lower degree of severity than before with no long-term complications reported. That was a very significant publication in the area of Stretta.

      In the area of Secca, we were pleased to announce recently the publication of results from the U.S. open trial of the Secca procedure for fecal incontinence in the December issue of "Diseases of the Colon and Rectum," the official journal of the American Society of Colon and Rectal Surgeons. This paper authored by (Jonathan Ephron, M.D.) of (Cleveland Clinic Florida) entitled "Safety and Effectiveness of Temperature Control Radial Frequency Energy Delivery to the Anal Canal," Secca procedure, for the treatment of fecal incontinence presents data from a 50-patient,

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                         Page 12

      multi-center study and concluded that the Secca procedure offers a useful therapeutic option for patients with fecal incontinence.

      And less we not forget, in October in gastroenterology the results of the landmark randomized control trial for the Stretta procedure were published in an author of - in a paper authored by Dr. (Douglas Corely) currently of Kaiser but at the time the University of California at San Francisco that concluded that there was not a sham effect and that the Stretta procedure would be able to be a very useful addition to the (armamentarium).

      We've reported on this on last quarter's call and in a press release as well. So I won't go more into details but it has been a very useful addition to our (armamentarium) of clinicals to evidence as we reach out to physicians looking to adopt the procedure and to payers looking to cover it.

      I'd like to now shift gears to the Secca system for the treatment of fecal incontinence. During the fourth quarter, we continued to build momentum with this exciting new platform for the company. We have seen some early uptake of the Secca system with seven systems placed during the fourth quarter and 21 systems now placed to date on a commercial basis in addition to the 15 sites that are currently enrolling patients in the prospective randomized control trial for Secca.

      To facilitate the introduction of this technology to early adopter hospitals, we launched a pilot program that allows a hospital to bring the proprietary Secca control module into the hospital with no upfront cost for a period of three to four months. They purchase the disposable hand pieces to be able to perform six or more procedures and gain both clinical and business experience before they have to issue a purchase order for the purchase of the equipment.

      Needless to say, we book no revenue for these placements and will not book any revenue for these placements until and unless they do decide to purchase the equipment. In three instances during the quarter, the hospitals chose to simply purchase the generator upfront but in four other

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                         Page 13

      situations they have acquired the generators through this new pilot program. We are happy with the outcome that the limited program has had and are rolling it out now on a more widespread basis this quarter.

      As previously mentioned, the results of the open label trial were published. And with the publication of this article as a proof source, we anticipate an enhanced positive impact on adoption. With regard to reimbursement, to facilitate the patient pay approach which we've previously discussed we have teamed up with a healthcare finance company that will finance 100 percent of the cost of the procedure which should be somewhere between $3,000 and $4,000 - 100 percent of the cost of the procedure to 100 percent of the patients requesting it with no turn-downs for credit for a period of seven years at eight percent so that no patient has to do without the procedure because of financial means.

      When considered in light of the fact that these patients typically spend approximately $6,500 per year on incontinence related products like Immodium and Metamucil, and pads and adult diapers, this becomes a compelling financial alternative to living with this condition. At the same time, we are continuing to support clinical trials and activities that will help us eventually gain support for reimbursement from government and private payers.

      To that end, we continue patient accrual in our perspective randomized, double-blinded sham controlled trial of the Secca procedure. We are pleased with the pace of patient accruals in the study. And with over 73 patients accrued to date, we anticipate completion of patient accrual by the mid-year or shortly thereafter. And we are also currently evaluating opportunities for interim announcements of this data.

      The Secca procedure represents a very appealing option to patients with fecal incontinence that otherwise have very few options and the physicians looking for approaches to this condition.

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                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                         Page 14

      Less we forget what is at stake, let me read to you an unsolicited e-mail we received just the other day specifically on the 16th of January.

      "Hi. I'm 19 years old and my name is" and I will just say (John Doe) because I don't want to embarrass this young man. "I just wanted to e-mail your staff to share information or even help out with the Secca procedure. I had the Secca procedure done on December 22 in Orlando, Florida. I live in a town in Georgia. My doctor was so and so in Orlando, Florida. I hope the Secca procedure helps me to get back into school and also the social scene.

      Now for about the past year, my schedule has been around my bowel movements and leakage. I just wanted to say anything I can do to help others, I'll do. I don't have any money so that straps me to what I can do for other people and myself that are going through similar experiences like I am. I am a part of my doctor's study so hopefully I can help out others because I am so young. Please get back to me," signed the young man.

      We could all be doing a lot of different things. We don't forget here with this kind of input which is not atypical - we see this every week. We don't forget that we are primarily about the business of helping people who suffer from conditions of the GI tract whether it be severe gastroesophageal reflux disease or the debilitating effect of fecal incontinence or as we look to the future pipeline other conditions that treat the GI tract like chronic indigestion or delayed gastric emptying or even obesity, we realize on a daily basis that with the kind of impact that these procedures can have on people's lives we will get good adoption in the months and quarters to come and that adoption will reflect a significant improvement to the lives of people throughout the United States.

      In conclusion, during the fourth quarter we achieved significant momentum in the area of sales and are now positioned to leverage the fully trained sales channels to enhance adoption and penetration of our various technologies and to continue to work in development of other applications of our platform technology, the application of radio frequency energy in the GI tract.

                                                                   CURON MEDICAL
                                                         Moderator: Larry Heaton
                                                           01-22-04/3:30 p.m. CT
                                                           Confirmation # 136305
                                                                         Page 15

      We appreciate your interest in our company and its products. And we'll be happy to take any questions that you might have at this time.

Operator: Today's question and answer session will be conducted electronically.
      If you'd like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. Once again, that is star one. If you've been utilizing your mute button you want to make sure that's disengaged so that your signal will be registered. We'll pause just a moment to assemble the question roster.

      And we'll first go to Vivian Wall with Federated Kaufmann Fund.

Vivian Wall: Hi Larry and your gang. You mentioned obesity in your closing remarks. Do you have anything more to add on that subject?

Larry Heaton: Hi Vivian. It's good to hear from you.

Vivian Wall: Hi Larry.

Larry Heaton: We have targeted obesity as a condition that we intend to study and to develop a product line on for the treatment of this condition. We will report more in subsequent quarters. But I did just want to lay out for people that we're wondering what is the next application of our platform technology and what is in our development channel - what is in our research and development channel. I did want to lay that out there as well as the other conditions that I mentioned which are (dyspepsia), or chronic indigestion, and also (gastroperesis), which is delayed gastric emptying.

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      We have the exclusive license to the IP for use of radio frequency energy to treat conditions of the GI tract and are - have projects underway to examine what would be the best application of this technology.

Vivian Wall: So if we switch back to what you're currently selling, could you give us a better sense of how the sales both in terms of recurring revenue and in terms of new system placements are shaking out between the surgeons and the (endoscopists)?

Larry Heaton: Yes. Earlier in the year - about a year ago, we shifted focus from the gastroenterologists to the surgeon. And the reason for that was because - a couple of reasons. The gastroenterologists sees their patient population as everybody typically from those folks who just need a Tums now and then to those that need an (H2) antagonist like Zantac and to those who need PPIs and to those who need something else.

      And if the - and if the metrics - if the population statistics apply specifically to their practice, they're only going to see about 10 to 25 percent of their patients that would be candidates for Stretta. So the entire population is not geared towards those people who are the worst sufferers of GERD. Second, as gastroenterologists they're medical doctors first and foremost and so there are tendencies to the more conservative approach, appropriately, which would be to escalate drug therapy as opposed to the more - to the most aggressive therapy which would be an (endoluminal) approach like the Stretta procedure or the laparoscopic Nissen fundoplication.

      And finally the fact is, is that gastroenterologists are one of the two highest income specialties in the country right now and their income has risen substantially over the last several years because of the large number colonoscopies that they're doing in part and a large number of endoscopies. So they're very, very busy. And for them the Stretta procedure which takes 45 minutes - in the same time that they do the Stretta procedure, they could do two or maybe even three endoscopies in that same period of time.

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      So financially, that doesn't really make a lot of sense for them to carve out a big portion of their day to do Stretta versus the surgeons for whom they see only those patients that have already decided that drugs won't do it for them. They're either intolerant or it doesn't work for them or they want to treat the underlying cause. In addition, the Stretta procedure is the least invasive in the surgeon's (armamentarium) if they can do both the Stretta of course the Nissen fundoplication and on a time and financial basis they can do a couple of Stretta procedures in the same time they can do one Nissen. So that's the basis for our shift.

      In the last quarter, we sold two new placements of the 19 that we either sold or placed - we sold 18 Stretta control modules and we placed one on evaluation. 18 of them - all but one went to surgeon locations. And so our efforts clearly are focused in this area and we continue to see significant adoption by the surgeons in this area. And with respect to the disposables, I'm not sure that we have broken this out previously. I will say that of the total disposables it looks like it's about 70 percent (6 82 340) - so looks like about 70 percent went to surgeon sites and 30 percent or (298) went to gastroenterologist sites.

      So we're seeing a shift. When you look at the total universe of the 268 control modules that are out there - it's actually a little bit more than that but let's use that 268 number. Of the 268 sites, the majority of them continue to be at - in the hands of gastroenterologists because that was the effort of the company the first couple years. And so to see a shift simply reflects the higher usage pattern amongst surgeons which is what we anticipated would happen.

      It's sort of a long winded answer to your question Vivian. Did I - did I get it answered though?

Vivian Wall: Yes. No, that was very helpful. And if I could just take it to one next step which is of the control modules that are out there how many are active? How many are reordering let's say in a given quarter?

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Larry Heaton: Well, we have that information. And that information is that in the last quarter we had about, I would say, a third reorder in the three month period. Now that does not mean that that's how many are active. In fact, we think that probably something less than a third are what we would consider inactive. The remaining, while they didn't order in the previous quarter it may simply mean that the physician didn't - that's doing the procedure didn't have any procedures or already had enough catheters.

      But we know of about something less than a third that we would term as inactive. And it's simply unfortunate that those remain to be out there. One of the efforts that we have with our sales organization and one of the reasons that we added the 37 independent manufacturer representatives was that each of those facilities has a control module. And so they could be activated at any time by simply getting a new physician to practice.

      I received - in October of this last quarter, I received an e-mail - I'm sorry. I take it back - a fax letter from a physician, a surgeon, in a facility in - where was he from - Arkansas, in Hot Springs, Arkansas doctor - well a doctor in Hot Springs, Arkansas. And that doctor wrote me and said that the hospital had a Stretta device - generator, that the gastroenterologist for whatever reason wasn't using it, that the surgeon had previously decided to let the gastroenterologist do the Stretta procedures but then he got tired of seeing that the Stretta procedures weren't being done.

      It wasn't being used. And so he asked if he could get a refresher and have someone come and - a refresher on the procedure, training, because he had been trained earlier but had declined to do the procedure because he didn't want to - he didn't want to aggravate the gastroenterologist. He decided that no longer is an issue. And he decided to begin to do the procedure and as we've arranged for a (preceptor) to come out and he's going to start doing it.

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      The other thing that affects that of course is reimbursement. And so there are two things that affect it. One is the physician's demographic of their practice. Second is the shift from gastroenterologist to surgeon. We can go into any facility that has a box and simply call on the general surgeon and then get them to start using. And of course as reimbursement climate improves, then that will improve the usage as well.

      So when you take all that together, that gave us the impetus to add to the 10 direct sales people that we have had in place on and off over the course of the quarter. It's (facilitated) from 10 to eight and it will be back up to 10 by the time we close out this quarter. We added the 37 independent manufacturer's reps so we could get better coverage of those facilities that have a box and aren't using at the rate we think is appropriate.

Vivian Wall: OK, great. I'll come back in the queue. Thanks very much.

Larry Heaton: Thank you.

Operator: Our next question will then be from Eli Kammerman with Cathay
      Financial.

Eli Kammerman: Thanks very much. Good afternoon. My question relates to your expected transition of profitability. At what time point would you expect that to occur to the nearest half-year?

Larry Heaton: Well that's a great question Eli and welcome to the call.

Eli   Kammerman: Thank you.

Larry Heaton: We have not previously given guidance as to when we think that we'll be profitable from a time standpoint. We do know that we will be - that we should be profitable at the - at the rate of sales of around $14 million to $16 million. We sold last year and the year before about $3.5

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      million. We did sell $1 million plus in the fourth quarter. That would put us at a run rate of $4 million. And if you look at the trajectory of that obviously how steep a hockey stick type curve you know you're willing to accept is when we would hit it.

      We are very aggressive in our - in our thinking here and are working towards profitability. Well let me - let me put it this way. The factors that will affect our ability to increase sales to the level of profitability will primarily be attributed to two things - one, continued introduction of the generators that we have into new facilities primarily for Secca but also for Stretta and then reimbursement.

      We have a year in 2004 of blocking and tackling with respect to gaining new coverage decisions at various carriers around the country. And while we have all of the ducks in a row we believe with the CPT-1 code which will inevitably be put into place January 1, 2005 and also with the - with the randomized control trial and the other support data, there will still be carriers. In fact you know we saw them throughout the quarter and we will never be surprised when a carrier says "Until that CPT-1 code actually takes effect we're not going to cover it" or "We're going to cover it on a limited basis" or whatever decision they may make.

      And so for 2004, we expect as I mentioned earlier steady consistent growth throughout the quarter - throughout the quarters and for the year. 2005, it's a different story. January 1 that CPT code takes effect. The (ruck) valuation goes in effect. Those things should dramatically increase the number of carriers who are providing coverage to the procedure which is at this point the gating issue.

      With respect to Secca, we expect continued adoption on a steady growth pace throughout the course of the year. And in 2005, we should - we should see the publication of the randomized control trial which we also think will increase adoption at that point. And so, when you take those factors together you see that by the time we leave 2005 we've had a year of reaping the benefits

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      of doing the foundation work we have on Stretta and we also have a year in which we not only have the fruits of our sales efforts throughout the course of two years but we also have some additional (incontrovertible) - knock on wood - prospective randomized sham controlled trial evidence.

      And so as we enter 2006, I would say that it's our expectation that we would be at a level of profitability at least in - of cash flow positive scenario during that time period and then profitability of course will be a function of the tax loss carryovers and things like that. But we expect that that would be a timeframe in which we would expect to be cash flow positive.

Eli Kammerman: OK. And I came into the call a little bit late. If you already made a statement about this I apologize. But are there any research and development activities in the area of urinary incontinence that you can talk about?

Larry Heaton: Well, I can talk about them only because I'm aware of the fact that there are. Specifically there is a company called (Novasis). It's a private company. It was founded by the same person, Stu Edwards, who founded Curon Medical. He also founded Vitamed and Somnus and Rita and some others. (Novasis) is a private company and they are using the - they have the license to the IP to use RF energy for urinary incontinence.

      We regard them as a sister company both because we have the same founder - we're in the same general area here in the Bay Area of California and also because just as fecal - just as urinary incontinence is a woman's health condition so is fecal incontinence. In fact, if you look at the literature a primary risk factor for fecal incontinence is urinary incontinence and vice versa.

      And so I'm aware of that. (Debra Rosenthal) is the - (Reesenthal) is the President and CEO of that company. And if you like, shoot me an e-mail. I'll be glad to give you contact information for her.

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Eli Kammerman: OK, thanks very much.

Larry Heaton: You're welcome.

Operator: Our next question will then come from William Jones with Morgan
      Stanley.

William Jones: Hi there.

Larry Heaton: Hello.

William Jones: Could you expand a little bit on your comment that the market potential for the Stretta is $180 million? Is that on an annual basis you're thinking?

Larry Heaton: Yes. It's dangerous to ask me to expand on things. I'll mention that because I've got eyebrows raised around the table here. But, look at it this way. The most likely candidate for a Stretta procedure is someone that is having a laparoscopic Nissen fundoplication done now. I should say patients who would otherwise have a laparoscopic Nissen because if you have a Nissen you don't need a Stretta unless you fail the Nissen which is a whole other question which I won't go into right at this moment.

      So we know that there are about 100,000 or more. In fact, we've seen data that says - you know we have one source that says there 152,000 in 2002. But a more conservative estimate would be about 100,000 Nissens that are done each year in the United States (laparoscopically). Now, of those we also know that 80 percent of them can have a Stretta, 20 percent cannot. And the reason for that simply is anatomic.

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      If you have a very large (hiatal) hernia, something greater than three
      (sonometers) or more - in fact our labeling - let me be precise to our labeling. If it's over two (sonometers) then you shouldn't have - we're not labeled for a Stretta. It would be off label and we would certainly not promote that nor would we consider that as part of our market.

      So 20 percent of patients, it's been reported to us, have this large (hiatal) hernia and so would not be candidates. That leaves 80,000 patients each year who are walking into the surgeon's office and saying "Drugs aren't doing it for me. Either I get too sick when I take them or they don't work for me. I'm taking two a day, three a day and I'm still suffering. And so go ahead and I'll have - I need something else." And the something else can either be a laparoscopic Nissen or it can be a Stretta procedure.

      And if you look at Bill Richards from Vanderbilt, a surgeon that does a lot of Nissens, has done a lot of Nissens - if you look at his article entitled "Paradigm Shift in the Treatment of GERD - Surgical Treatment of GERD," he proposes that patients should first be offered a Stretta. If you talk to Dan Smith, he's on our advisory board from Emery University, has a very large series of Nissens, he says offer every patient that I would - that would come in for a Nissen, offer them a Stretta.

      The only reason they wouldn't have a Stretta right now frankly because the paper that Bill Richards put out clearly documents that the clinical results are the same, is reimbursement. You know the Nissen is paid for and the Stretta in some cases is not. Once that's removed or as that is addressed, then 80 percent of those 100,000 annually they ought to have a Stretta procedure. And there's no reason why they wouldn't especially when you consider that if it fails they can always have a Nissen. It does not quote burn any bridges unquote.

      So that's 80,000. And that 80,000 times the revenue that we get for each procedure which is $1,000, that's an $80 million market. And then you look at a dynamic which says that for every

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      patient that I do a Nissen on, there's another patient and a half that has come into my practice and said "I want to be worked up for a Nissen" but when I tell them that I'm going to admit them into the hospital and everything that I mentioned earlier - the level of invasiveness of the procedure, while minimally invasive, still turns off a lot of patients.

      In fact for every one that has it, one and a half decline. We saw some data that was presented at SAGES in a poster that came out of Duke that showed here's the patients that came into the practice looking for a Nissen and here's the number that we did and here's the number that we didn't and here's why we didn't do them. And about 15 percent of the patients would fall into a category that we couldn't help either. You know they were - you shouldn't have anything for this reason or that reason.

      And so if you take that - do that math, for every one I do I'd see another one and a half that doesn't have it. That's 150,000 relative to the 100,000. And then you reduce that 150,000 by 15 percent that neither the Stretta - the Stretta's not going to help them just the Nissen wouldn't. And so they're not having anything for that reason. And then you take that smaller number and then you reduce it by 20 percent because that's the number that will be anatomically ineligible for a Stretta. You end up with 102,000 patients that could very well choose to have a Stretta.

      And I say that it's a compelling - it's compelling because they've all had an endoscopy. And to a patient that goes into the same endoscopy suite, sees the same nurses - a lot of times if it's a gastroenterologist, it's the same physician or it's a surgeon and they use the same drugs to sedate them to the same level of sedation and they wake up in the same recovery room. The one thing that's true about conscious sedation is that you don't
      - the passage of time has no meaning.

      I've been looking at a watch. You don't know how much time has passed from the time you were sedated until the time you woke up. So to the patient it's the same. And when you look at the

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      article that was done by Herb Wilson at the Mayo Clinic in Florida in
      Jacksonville, a registry paper where 558 patients were done - were polled and examined and reviewed and followed up to 33 months, I might add, out in the community treated not as part of some clinical trial by some you know ivory tower medical center but rather by community physicians - 90 percent resolution of benefits.

      So 90 percent of them improved. And most importantly, I think, to a physician looking to build his practice or her practice, nine out of 10 said that they would recommend the procedure to a friend who had GERD. So that's why we think that - take the - take 80,000 of the 100,000 that get a Nissen and then take 102,000 of the other 150,000 and that's 180,000 procedures, literally 182,000. We generate $1,000 each case revenue for the company not counting the control modules or anything like that. And that's $180 million market. And we're about the business of penetrating that market.

      Admittedly we haven't - we haven't - we have not yet begun to do that with $3.5 million in sales. But break even at $16 million in sales -- $14 million to $16 million in sales and that of course doesn't take into fact
      - take into account the penetration of the Secca market which is you know another 16 million patient market. So, Eli did that answer your question? I'm sorry. Sir, did that answer your question?

William Jones: Yes it did. Yes it did. And if we went to the Secca product and did the same thing, did you pencil out anything there?

Larry Heaton: You know I would encourage you to be on this call next quarter.
      And the reason for that is that we are meeting with our advisory group for the Secca procedure. They're coming in this evening and we're meeting with them all day tomorrow. And one of the major outcomes of that meeting is going to be to try and define the most appropriate universe of patients for the Secca.

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      There are, we know, 16 million Americans that have some sort of fecal incontinence. Now that's defined as incontinence to either gas, liquid, or solids. We know that 20 percent of those patients are eligible - well let's say this. 70 percent of them are under 65. So let's say 30 percent are over 65. and some percentage of those are very advanced elderly that also suffer from things like dementia which you're not going to help their incontinence if they're strapped into a nursing home bed all night long.

      So you would - we would need to reduce the population by some number that's very advanced elderly that you're not going to help. But 70 percent are under 65. Typically, the patient is a woman two decades following childbirth. Because of injuries - she's got fecal incontinence because of injuries associated with vaginal delivery 20 years earlier. So that puts the typical patient in her late 40's or 50's or you know whatever. 20 percent of these ladies are eligible and could be potentially helped by a surgical procedure called a (sphincteroplasty) which ((inaudible)) a - is where they have a defect in the doughnut shaped sphincter muscle.

      So instead of it looking like a doughnut, it looks like a C and the gap is at the top part. And that's the part that was injured during vaginal delivery. They can have a surgery called - commonly referred to as an overlap procedure where you just go in and take the two ends of the C and put them together and sew them together. That'll help 75 percent of the people that have it. And five years later, 50 percent will still be continent. But the other 50 percent won't be. This is all according to data that's been published over the last couple of years. 50 percent won't be of the 75 percent. 25 percent won't be helped upfront and 80 percent aren't eligible because they don't have that discreet or single defect problem.

      And so we try and narrow it down and we try and narrow it down. But we know that the market - I don't want to give a number out and have it be - have it be something that's not realistic in terms of the near-term. It's just like we don't talk about the 14 million people that have GERD and say that our market is therefore 14 million Americans because we know that only 10 million of

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      them are on PPIs. And we know that you know 75 or 80 percent can be helped by escalating drug therapy and ought to stick to that unless you have the few cases where the patients say "I want to treat the underlying cause and not just mask the symptoms."

      So we believe that the market for Secca sort of anecdotally is equal to Stretta but I can't give you the same chalk talk for Secca yet. I will do it on next quarter's call as we have the ability to gain the insights from the advisory board meeting that we have this week. We're getting very - we're fine tuning the patient selection process. In the early trials, we took all comers. We took patients that had fecal incontinence for any reason including if they had had previous bowel - artificial bowel sphincter ex-planted or regardless of the reason we took them on.

      The next clinical trials - and in fact we've done a good job I think in the current trial of narrowing the selection criteria. And as we (vet) the selection criteria that come out of this meeting then we'll narrow the market because we have the data on who suffers from what and we'll be able to give better information.

      That's kind of a...

William Jones: Thank you.

Larry Heaton:... long winded way of saying no we can't give you the number but hopefully gave you the reason why.

William Jones: And as far as raising funds in the near-term, can you comment on that?

Larry Heaton: Well the - we have previously said that as prudent managers and shepherds of shareholder value that we will not put ourselves in a position where we have issued by our auditors a qualified opinion which means that we will always need to have at least a year's worth

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      of cash on hand. The next time that that qualified opinion or that opinion will be rendered would be the end of March when we issue our 10K.

      and we will not put ourselves in a position - we will endeavor - we will try our hardest - we will endeavor not to have ourselves in a position where we don't have at least a year's worth of cash on hand at all times.

William Jones: Thank you very much.

Larry Heaton: You're welcome.

Operator: And as a reminder, star one for an initial question. We do have a follow-up from Vivian Wall with Federated Kaufmann Funds.

Vivian Wall: Larry can you just remind us has the enrollment in the sham control
      Secca trial now been completed?

Larry Heaton: No it has not been. We expect that it will be completed either this quarter or early in the second quarter. We actually just met with telephonically with the investigators a week or week and a half ago and we believe that with the patients they have lined up that it should be done this quarter or early next. In the interim, we're waiting for - it's been suggested to us that we have published an interim analysis of the data. And we're simply waiting at this point for a sufficient number of patients to get to that - to get to the milestones.

      And so well before the publication of the - of the trial in its final state - you know its final trial which will compare the results of the active and the sham group, it's been suggested to us and we intend to undertake a publication of the interim results that deal with safety and efficacy. So what you will see is a couple publications out of the trial. The first will be safety and efficacy of

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      the active group. And the second will be the publication of the full study which will compare the sham effect.

Vivian Wall: And will you exclude in that group the patients with prior sphincter repair procedures?

Larry Heaton: We ...

Vivian Wall:... like they were a tougher group perhaps.

Larry Heaton: Yes. We did not exclude - we don't necessarily believe that we have to exclude any patient that had a sphincter repair like a (sphincteroplasty) but things - but patients that had the more aggressive and sort of heroic procedures like artificial bowel sphincters or sacral nerve simulation - stimulation under a clinical trial, those we will - those are not included. So we did allow (sphincteroplasty) because we think that's a good - frankly we think that's a good indication.

      In fact it might even be one of the better indications but we'll wait and see for the trial. The other thing that we'll do that we have not done in previous trials but something that's been suggested to us by our re-inaugurated advisory committees is we'll do a lot better job of subgroup analyses and publication and comment in the bodies of the articles themselves of subgroup analyses.

      One of the things that has hurt, I think, some of the earlier publications
      - I know for example the open label trial is the fact that whenever you do a trial like that the ideal way to report it is using something called intent to treat analysis. It's kind of like the difference between GAAP and pro-forma in one regard. I won't go way down that road because we use GAAP and nothing but GAAP here.

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      But in using intent to treat, if you do say 10 - if you see 10 patients and one of them is lost to follow-up for whatever reason, intent to treat analysis requires that you regard that patient as a total failure. So if the patient moved to China or just moved on and didn't tell you where they were and never came back to see you and you can't find them, then you have to regard that patient as a total failure whether they were a failure or not even if on the last visit that they had - so let's say you saw them at six months and they were continent but then at nine months or a year you couldn't find them, you have to regard them as a total failure.

      There's another way to look at that data. And of course we intend to publish - we intend (the cause) to be published or encourage publication of the data with intent to treat analysis because that's evidenced based medicine. That's the way you have to do it. But we also intend to publish in the body of the article what would - what the data would look like if you used the last visit carried forward analysis which in my mind - and of course I'm not you know the evidence based treatment guru physician here. But in my mind, that gives you - that gives a practicing physician a much better understanding of the data in context.

      And so going forward we intend to include both analyses as well as the final subgroup which would be those patients that you have access to. And of course the concern always is well if you only - if you only talk about those patients that you followed up, maybe you conveniently lost you know the phone number of those that you didn't think were doing well. So we will publish all three going forward.

Vivian Wall: OK.

Larry Heaton: And we've done a much better job, I think, of narrowing the criteria for inclusion in the trial to eliminate those patients who clearly are not going to benefit upfront. And then, we intend to narrow it down further. The next trial we - the next trials we start which will come out of this meeting here in the next couple of days is to narrow down further patient selection so that we

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      ultimately can identify specifically those patients that no question about it, they ought to have a Secca.

Vivian Wall: Great. And one question on Stretta. Do you know the rough values yet and will they be the same for the surgeon or the gastroenterologist?

Larry Heaton: Well the second part of the question is easy and that's yes they will be. The rough value is associated with the CPT code and is the same for anyone who does the procedure. So it'd be the same. As far as the first part is concerned, we - until July 1st that data will not be available by the AMA. Now there are three components of it. One is the physician work value which came out of one commission that met in September. And then there's another component which is a certain number of what they call RVUs, or relative value units, that is a function of what a different commission thinks its worth from a malpractice risk standpoint.

      And another is a component that is office component - practice component. So in other words, how much time and effort does your office has to spend in working up the patient, (A), and (B) what sort of risk is there from a reimbursement - from a malpractice standpoint? And they add those three components together and come up with a final number. Because we're not - because we have not - cannot have been made officially aware of those numbers, we can't tell you what those numbers are. But I will say that the folks from SAGES and ASGE and ACG that we know were as part and parcel of that meeting - you know they all came back and assured us that this is - it was an appropriate valuation.

      So we can't give you the right number but we have reason to believe that it's going to be fine from a standpoint of you know a physician making that - that as a factor in a physician decision to do the procedure or not.

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Vivian Wall: OK. Larry can you comment on the competitive landscape out there now, what kind of effort you're seeing out there from Boston Scientific?

Larry Heaton: Sure. There are two types of competitors. One is the stitchers and one is the injectors, we'll call them. The stitchers would be (barred) the (endostitch) procedure. (NDO) has a procedure. (Wilson Cook) has a procedure. Basically ways to try and to a Nissen fundoplication like procedure from the inside out - (bars) any time a physician asks us about that, we simply refer them to the two-year data on that procedure which showed that there was a very significant failure rate a couple years out.

      And the reason primarily for that was the fact that they're taking and trying to stitch together from the inside of the stomach and trying to - trying to hold together two parts of the stomach that normally are next to each other that normally lie against one another. You know the stomach has all these things in it called (ruggi) which are folds and the stomach folds down upon itself and then it expands to great - to great lengths when you eat. It depends upon how much you eat of course.

      And then it folds back down upon itself. And the fact is you just simply can't get those two parts of the stomach to heal together. It's kind of like if you take your fingers - take two any - take two fingers next to each other, hold them together for the next 14 years and then decide "OK that's enough of that." And then try and separate them and - they come right apart. They're not going to heal together.

      But if you take the inside of that - those fingers, and you make a - scrape them off and make a bloody mess out of the inside of them and then hold together for 14 days or less and try and take them apart, you'll find that they have healed together. So putting a stomach together from the inside out with a stitch, you have to rely on the strength of the suture.

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      And I was in the suture business - I was at U.S. Surgical for 18 years. I left there as the President and COO and was responsible for, amongst other parts of the business, suture. And you just can't rely on it to hold forever that stitch. And that's what (bar) found out in those two years. So now what they're doing in Europe is they have an (endostitch) tube procedure which they start by having a physician essentially make a bloody mess, (scarify), or make a bloody mess of the inside of the stomach at two points and then try and suture those two points together.

      It's our - it's our belief that any procedure in the U.S. that starts with make a bloody mess of two points inside the stomach isn't going to go. I mean just the medical - legal environment here - we'll welcome that competition. All right so let me put that aside for the stitchers because we have the same regard for all of them and then look at the injectors.

      And that's Boston Scientific, the (Intericks) procedure in which they snake a catheter down the throat. They inject - they attempt to inject at that point into the musculature of the esophageal sphincter a combination
      - a compound that consists of a polymer which has been dissolved in the solvent and has been mixed with (pantholum). Now the solvent they need - and they use (DNSO). The solvent they need so that they dissolve the polymer, the plastic like material, so that they can get it down through the catheter and inject it. And then as the (DNSO) is worked out of the body through the physiologic process then that leaves that polymer that has formed behind it.

      The (pantholum) they need because in order to make this thing work you have to inject precisely the right amount at precisely the right space in precisely the right shape. So you're actually moving the catheter as you're injecting it - as you're injecting the syringe or pushing on the syringe. And the reason that that's important is that if you don't get it exactly right in the musculature then it's going to slough off.

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      And so the (pantholum) makes it visible on x-ray. So you start with wheel in the (fluoroscopy) unit or the real-time x-ray machine. Wheel that in the room along with the people that run it. Wheel that in the endoscopy suite which a lot of them don't have. And then put this thing down there and try and make it work. If you don't get it exactly right, it's going to slough. In fact, in the one paper that's been published on (Intericks) which was the basis for the panel recommendation to approve and the FDA approval for the device last summer - the one paper that has been published - 20 percent of the patients were re-injected during the trial.

      So that means that 20 percent lost all the material. Others lost some material. 20 percent lost all the material and agreed to be re-injected. Others lost some or all the material and didn't agree to be re-injected. But that's neither here nor there. So upfront you know that on - and that's from the people that developed the procedure with - you know Boston Scientific market people in the room and so on and so forth. It's a difficult procedure to do. Now having said all of that, Boston Scientific is a great company and has a huge sales organization and they spend a lot of time and effort in marketing to gastroenterologists on other products.

      And we are not surprised that they are getting some traction around the device with GI physicians. Unlike Curon which has our training conducted at CME accredited training programs, Boston Scientific's programs are not CME accredited which allows them to pay for the physicians to go to their courses. And so they pay their way and they pay the tuition. And we're seeing some traction. It's our belief that the physicians will try it and then those will be great people for us to knock on their door because we just - we just haven't seen it work.

      And having seen physicians that were involved early on in the trial and now they don't do it anymore, we ask them why. And they give us the reasons that I've just talked about. We say "OK." Now having said all those things, they're not true competitors to Curon Medical to the Stretta procedure and here's why. Our labeling is different than their labeling. Our approach to the marketplace is different than their approach to the marketplace.

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                                                         Moderator: Larry Heaton
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      Boston Scientific with all the resources that they have behind it are going directly after those patients, not the 25 percent that are either refractory or intolerant to PPIs, but they are going after those patients who are controlled and happy and satisfied on PPIs. In fact, their labeling requires the marketing of the procedure to patients who are completely controlled on PPIs. And that's been the basis for inclusion in their - in their clinical studies. And it's the same for both (bar) and Boston Scientific.

      So they go after the patients who are controlled on PPIs. We go after the patients who are not controlled. And their labeling precludes them from doing that. So while you know in the future they may expand their labeling or do studies or what have you, we think that - you know that's why I addressed sort of the nuts and bolts of the procedures upfront. But in the meantime, we're going after different patient subsets. And it's important to note Boston Scientific's sales organization is a GI based and focused sales organization as is (bar's) division that goes - that sells the (endostitch) or that carries it now. I mean they're not really actively marketing it too much in the U.S. now.

      But, both of those are GI based sales organizations, GI focused sales organizations. Labeling is to people that are happy on PPIs. We go after a completely different market and serve a completely different customer which is the general surgeon.

Vivian Wall: And so the general surgeon is not wanting to evaluate that product before committing to buying your product?

Larry Heaton: We have not seen that as an issue. And to the extent that the general surgeons are looking at the things - you know the things that are going to affect their adoption typically are going to be "OK what sort of clinical support do you have?". We know have 19 peer reviewed

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      clinical journal articles on Stretta in addition to 40 abstracts that have been presented over the last several years.

      Boston Scientific and (Intericks) has one paper. They may have more abstracts. I don't - you know don't quote me on how many abstracts but they have one paper that's been published. We have a peer reviewed, sham controlled trial published. They're enrolling patients in a sham controlled trial to my knowledge or to my - from what I've heard but you know I don't know that for - I mean you know they haven't told me that personally. But I've heard that they are enrolling patients in a sham controlled trial.

      So a couple of years from now they'll have one. So one is "what is your clinical support?". Well it's easy. The second is how many procedures have been done. We are over - we are over 5,500 and probably close to 6,000 procedures that have been performed. 600 of those were part of clinical trials that were reported. Another 558 were in the community reported on in a registry paper. And so clinical cases clearly - the weight of evidence is on the side of the Stretta procedure.

      Adverse events - our adverse event rate has fallen to essentially (nil), like zero-point-zero some percentage because of the training, the rigorous training, that we've done in CME settings. I don't know what the adverse events are for the other procedures and I would defer to them to comment on those; although I've heard anecdotally that there may have been some issues. And so as physicians look at it - what's the clinical support, how many cases have been done, does it work, can I - can I build my practice, am I going to help my patients, and then what's the reimbursement?

      The Stretta procedure has a CPT-3 code now as does incidentally some of the other procedures. But the Stretta procedure has also been awarded a CPT-1 code. And we're unique in that area. And as far as facility reimbursement, when you look at the - when you look at the Stretta

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      procedure, the CMS Medicare organization says that - and it's in the rule.
      So it's - you know it's been published. If you do a Stretta procedure in your Medicare facility and you have Medicare patient and there's coverage, you get $1,850 for your facility not counting the drugs that are used for anesthesia.

      That's $1,850 versus a cost of the materials of $1,000. The Boston Scientific procedure falls under a different APC that compensates them $1,650 for the procedure. The cost of the (Intericks) procedure if they just used the normal material and one syringe with needle is $1,500. Now I've seen a procedure with my own eyes on a video screen performed live at the (Belgian) GERD course in (Loovin) a year ago in which they went through three needles. So I don't know how much those cost. But in any event, if it's done perfectly it's still $1,500 and the facility - it's covered by an APC for the facility that reimburses them for Medicare patients $1,650.

      Now I think they also get paid for the (fluoroscopy) unit that they wheel in the door. But again, I don't know that for a fact. So I would defer that to someone else. So from a facility looking at doing the procedure - and incidentally the (bar endostitch) I think they get $1,550 and the device is less than that but only a couple hundred dollars less than that. So I can - and I can get that data to anyone that wants it. We have that written down somewhere.

      So from a financial standpoint for the facility, you know it's pretty straightforward that the Stretta makes a lot of sense financially. And the others may compromise their ability to make it work from a (PNL) standpoint. So from an adoption overall standpoint, we frankly have not seen adoption by surgeons gated by a desire to hold off and wait and see on (Intericks).

      I'm clearly aware that the GIs you know - there's traction around that. And I should say that while we go after surgeons primarily there is another group of physicians. And that is if you go to major medical centers in urban areas, in some cases the GIs have endoscopy privileges and they exclude surgeons. And in those cases, the GIs typically don't see all comers rather they

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      specialize in upper GI or lower GI and they sub-specialize in upper GI for those patients that you know just common every day GERD. And then there's usually one in a practice of four that will deal with the really bad cases of GERD.

      Those GI physicians are also our target market. And frankly, I would expect there that we're going to be doing head to head comparison against (Intericks) which is why incidentally we're very happy that ASGE is doing these courses in Chicago. They have another one this weekend. It's literally in (Oakbrook) at (McDonald) - you know just outside of (McDonald) University - Hamburger U, whatever they use that - they use that Hyatt hotel there. It's a pretty nice facility.

      But what they do is they have non-affiliated faculty talk about the procedures - (endostitch), (Intericks), and Stretta - and then you go over to the lab and you have - each have two tables. And the physicians rotate between all the stations and they see all the procedures. We love that forum. We really do. Because as the guy that ran the course in (Loovin) in Belgium a year ago where they had a live (endostitch), a live Stretta, a live (Intericks), a live net lap Nissen all performed on the same day under - you know for everybody to watch.

      As he said, when you walk in the door today you probably thought that of the procedures the easiest would be the (Intericks) where you just inject some stuff, the next hardest would be the (endostitch) where you just throw a stitch or two or three and then the hardest looks the Stretta because you know you have this generator and all this needles and this balloon. But in fact what we say today in (Loovin) and I'll quote him - I won't be able to say it verbatim but I wrote it down at the time.

      What we saw today was in fact the exact opposite is the case. The easiest to perform is the Stretta. And when you have a chance like we do at the ASGE course that to run 20 and up to 40 physicians through there side-by-side, we're confident that we will come out of that with some adopters of the Stretta procedure.

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                                                         Moderator: Larry Heaton
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Operator: Ms. Wall any other questions?

Vivian Wall: No. Thanks. That's more than I asked for.

Larry Heaton: Sorry.

Operator: Fair enough. Again that was our last question. I'll turn the call back to you Mr. Heaton for a closing remark.

Larry Heaton: OK. Thank you very much again for your interest in Curon Medical and our products. We are - we are very happy with the progress that we have made. And we are about the business of continuing to keep that pace up if not accelerate it. I appreciate your time today and as always we'll be available for any questions you may have either through e-mail or a call to our office here in Fremont. Thank you again for your interest in the company.

                                       END